U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1.   Name and Address of Reporting Person*

Schein                            Marvin                H.
(Last)                           (First)             (Middle)

Cobbel Court, Crscent Beach Road
                          (Street)

Glen Cove,                       New York              11542
 (City)                          (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Schein Pharmaceutical, Inc. (SHP)
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



July 2000
4.   Statement for Month/Year



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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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



                                                 4.

                                                 Securities Acquired (A) or
                                    3.           Disposed of (D)
                                    Transaction  (Instr. 3, 4 and 5)
                      2.            Code         -----------------------------
1.                    Transaction   (Instr. 8)                   (A)
Title of Security     Date          ------------     Amount      or     Price
(Instr. 3)            (mm/dd/yy)     Code     V                  (D)
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

Common Sticj          7/3/00          S              $9,252,108   D    $19.50


                       6.             7.
5.                     Ownerhip       Nature of
Amount of              Form: Direct   Indirect

securities             (D) or         Beneficial
Beneficially           Indirect       Ownership
Owned at End           (I)            (Instr.4)
of Month               (Instr.4)
(Instr.3 and 4)


-0-                     N/A            N/A
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

*    If the Form is filed by more than one  Reporting  Person,  see
     Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                        (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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





              2.

              Conver-                    5.
              sion                       Number of
              or                         Derivative    6.
              Exer-             4.       Securities    Date
              cise     3.       Trans-   Acquired (A)  Exercisable and
              Price    Trans-   action   or Disposed   Expiration Date
1.            of       action   Code     of(D)         (Month/Day/Year)
Title of      Deriv-   Date     (Instr.  (Instr. 3,    ----------------
Derivative    ative    (Month/  8)       4 and 5)      Date     Expira-
Security      Secur-   Day/     ------   ------------  Exer-    tion
(Instr. 3)    ity      Year)    Code V    (A)   (D)    cisable  Date
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


                                                     10.
                                    9. Number        Owner-
                                       of            ship
                                       Deriv-        Form
                                       ative         of            11.
7.                                     Secur-        Deriv-        Nature
Title and Amount                       ities         ative         of
of Underlying           8.             Bene          Secur-        In-
Securities              Price          ficially      ity:          direct
(Instr. 3 and 4)        of             Owned         Direct        Bene
----------------        Deriv-         at End        (D) or        ficial
          Amount        ative          of            In-           Owner-
          or            Secur-         Month         direct        ship
          Number        ity            (Instr.       (I)           (Instr.
Title     of Shares     (Instr. 5)     4.)           (Instr.4)     4)

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
Explanation of Responses:



/S/ Marvin H. Schein                                              8/10/00
      **Signature of Reporting Person                             Date


**     Intentional  misstatements  or  omissions  of  facts  constitute
       Federal
       Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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